
Cardinal Ethanol News
Fueling energy independence.

June 2018

CSX Railroad Chemical Safety Excellence Award

Cardinal was one of the companies to earn CSX's Chemical Safety Excellence Award for the calendar year 2017. This award is given annually to companies achieving zero non-accidental releases of regulated hazardous materials being shipped on the CSX network of railroads.

This recognition is especially important because it means Cardinal employees apply the highest safety standard to our loading processes as well as proper maintenance of cars moving through the communities served by the CSX. A non-accidental release typically consists of splashes, leaks and other releases from defective valves, safety relief devices, fittings and tank shells. Cardinal had zero, which speaks to everyone's commitment to safety.

A special thank you to Chris Tucker, Brian White, Mike Dahlstrom, Eric Hollopeter, Jeff Bowling, Kody Phenis, Jared Sears, Ryan Snyder, and Haven Unger who were instrumental in achieving this significant safety achievement. Cardinal Ethanol has received this award 8 of the 9 years that we have qualified to receive the award.

Renewable Fuel Standard Update

As you may have been aware, there was a series of scheduled White House meetings this year over the Renewable Fuel Standard (RFS). The Administration was set to release a memo formally proposing changes to the RFS which were expected to include lifting restrictions on selling E15 year-round in exchange for counting RIN credits on exports of renewable fuel. Last week, news came out that President Trump decided to indefinitely delay the RFS memo. Granting RVP relief for E-15 in exchange for RIN credits for refiners would have been a bad compromise for the ethanol industry. Cardinal Ethanol, LLC, along with many others within the industry, expressed our concern over this proposal and we are grateful the Administration has decided not to proceed with these changes to the RFS. Any benefits from selling E-15 year-round would have been negated if RIN credits on exports would have been allowed.

Many times, the President has told our industry and Congressional champions of his support to allow E-15 use year-round, but unfortunately the EPA has not followed through on the

President's promise. Instead, the EPA has granted small refiner "hardship" waivers which have driven down RIN prices. The result of these waivers has caused an estimated 1.5 billion gallons of ethanol demand destruction. We need the EPA to follow through on the President's support for our industry to allow E-15 year-round and stop the refinery waivers. As an investor in Cardinal Ethanol who has interest in the health of the ethanol industry, please make your voice heard by contracting your members of Congress and asking for their support for E-15 and initiatives to grow ethanol demand.

Quarter Ended March 31, 2018 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended March 31, 2018. Some of the highlights from the year include:

- Net income was approximately $2.8 million or about $195 per unit for the six months ended March 31, 2018.
- Distributions paid for the six months ended March 31, 2018 totals $600 per unit.
- The average price per gallon of ethanol sold for the six months ended March 31, 2018 was approximately 15.0% lower than our average price per gallon of ethanol sold for the same period in 2017. This decrease is due to increased industry-wide production which was in excess of demand.
- We are currently operating at approximately 31% above our nameplate capacity.
- Our revenues from DDGS increased in the six months ended March 31, 2018 as compared to the same period in 2017. This increase is mainly a result of an increase in the average market price per ton of DDGS sold.
- Our revenues from corn oil sales increased in the six months ended March 31, 2018 as compared to the same period in 2017 which is mainly a result of higher corn oil production.
- DDGs prices were up approximately 34.3% compared to the same period in 2017 and corn oil prices were consistent.
- We used approximately 0.2% more corn during the six months ended March 31, 2018 to produce ethanol, DDGS, and corn oil as compared to the same period in 2017
- Corn prices were approximately 5.6% lower this year compared to the same period in FY 2017. Corn prices have trended lower due to the plentiful 2017 harvest.

2nd Quarter 2018 Financial Results *

Statements of Operations (Six Months Ended)		
	3/31/2018	*3/31/2017*
Revenues	$ 121,567,824	$ 117,528,266
Cost of Goods Sold	115,023,721	104,468,176
Gross Profit	6,544,103	13,060,090
Operating Expenses	3,326,016	2,621,623
Operating Income	3,218,087	10,438,467
Other Income (Expense)	(364,711)	(239,132)
Net Income	$ 2,853,376	$ 10,199,335
Net Income Per Unit	$ 195	$ 698
Balance Sheets		
	3/31/2018	*9/30/2017*
Assets	$ 150,800,062	$ 159,171,996
Current Liabilities	$ 14,556,740	$ 18,007,407
Long Term Debt	$ 15,570,715	$ 14,581,758
Member's Equity	$ 120,672,607	$ 126,582,831
Total Liabilities & Member's Equity	$ 150,800,062	$ 159,171,996
Book Value Per Share	$ 8,262	$ 8,666

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on “Investors” then “SEC Info”. Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC’s website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal’s website: www.cardinalethanol.com.

Distributions

At the May 15th meeting, the board approved a distribution in the amount of $100 per unit for holders of record at the close of business on that date. This distribution was paid on May 23, 2018. Remember to keep us updated with your current contact information so that we can get your money to you. Also, please be mindful of checking the website and/or SEC website to find out if distributions have been declared before calling our office. When you call our office with any investor related questions, you will want to speak with Bill Dartt or Ashleigh Lawrence.

Cardinal's Biggest Assets



This quarter's employee spotlight is on our lab technician, Greg Jenkinson. Greg has been with Cardinal since the beginning and has become the lead lab technician within process operations. Greg's sharp mental focus and great attention to detail have been a great asset to Cardinal.

The bulk of Greg's work entails testing the fermentation process at the different stages to make sure our product is flowing through the process as it should be. Greg also tests the ethanol, DDGS, and corn oil finished products to make sure everything is on par before being shipped out.

Greg is our Certified Wastewater Operator as well. In this position, he is responsible for ensuring that the water we discharge meets the requirements set forth by the EPA. Greg strives to keep the lab clean and orderly and goes above and beyond in following the guidelines set out for him by the industry.